Exhibit (d)(33)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 effective as of April 12, 2021 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”) and Loomis, Sayles & Company, L.P., a Delaware partnership (“Loomis Sayles” or “Sub-Adviser”).

WHEREAS, EQ/Core Plus Bond Portfolio, a series of EQ Premier VIP Trust (the “VIP Portfolio”), has been reorganized into EQ/Core Plus Bond Portfolio, a series of EQ Advisors Trust (the “New Portfolio”); and

WHEREAS, EIM and Loomis Sayles have agreed to amend the Agreement to add the New Portfolio;

NOW THEREFORE, EIM and Loomis Sayles agree to modify the Agreement as follows:

1.    New Portfolio. EIM hereby appoints Loomis Sayles as a Sub-Adviser to an Allocated Portion of the New Portfolio.

2.    Duration of Agreement.

a.	With respect to the New Portfolio, the Agreement will continue in effect for a period of two years from the date first set forth above and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a), only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the Agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.    Appendix A. Appendix A to the Agreement setting forth the portfolios of the Trust for which the Sub-Adviser is appointed as the investment sub-adviser and the fee payable to the Sub-Adviser with respect to the portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		LOOMIS, SAYLES & COMPANY, L.P.

By:	/s/ Kenneth Kozlowski	By:	/s/ Lauren B. Pitalis
	Kenneth Kozlowski		Name: Lauren B. Pitalis
	Director, Executive Vice President and Chief Investment Officer		Title: Vice President

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate
EQ/Loomis Sayles Growth Portfolio and EQ/Large Cap Growth Managed Volatility Portfolio* (collectively, the “Loomis Sayles Assets”)	0.35% of the average daily net assets of the Loomis Sayles Assets.**

EQ/Core Plus Bond Portfolio*	0.180%

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Loomis Sayles Assets is calculated by multiplying the aggregate net assets of the Loomis Sayles Assets at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Loomis Sayles Assets that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Loomis Sayles Assets, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.